UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2015

CHANTICLEER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-29507	20-2932652
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina	28226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 366-5122

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2015, Chanticleer Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with BT’s Burgerjoint Management, LLC, a limited liability company organized under the laws of North Carolina (“BT’s”) and BT Burger Acquisition, LLC, a limited liability company organized under the laws of North Carolina (“Acquisition Sub”) and wholly owned by American Roadside Burger, Inc., a wholly owned subsidiary of the Company. The closing of the Asset Purchase Agreement is scheduled to occur on or before June 1, 2015 and is dependent on various closing conditions.

Pursuant to the terms of the Asset Purchase Agreement, Acquisition Sub acquired substantially all of the assets of BT’s, including the ownership interests of a franchising subsidiary, an operating subsidiary and various restaurant locations engaged in the fast casual hamburger restaurant business under the name “BT’s Burger Joint.” In consideration of the purchased assets, the Company has agreed to pay a purchase price consisting of one million four hundred thousand dollars in cash and shares of the Company’s common stock, $0.0001 par value per share, equal to one million dollars in the aggregate.

The summary of the Asset Purchase Agreement described above is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report.

Item 8.01	Other Events.

On March 31, 2015, the Company issued a press release announcing the execution of the Asset Purchase Agreement. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description
10.1	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BT’s Burgerjoint Management, LLC and BT Burger Acquisition, LLC dated March 31, 2015.
99.1	Press Release of Chanticleer Holdings, Inc. dated March 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHANTICLEER HOLDINGS, INC.

/s/ Michael D. Pruitt
Dated: March 31, 2015	By:	Michael D. Pruitt
Chief Executive Officer